Exhibit 99.b

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

VERSUS GLOBAL MULTI-MANAGER REAL ESTATE INCOME FUND LLC,

a Delaware limited liability company,

dated as of                        , 2011

Table of Contents

ARTICLE I	Definitions	1
1.1	Certain Definitions	1

ARTICLE II	The Company	4
2.1	Formation/Continuation	4
2.2	Company Name	4
2.3	Purposes	4
2.4	Powers	5
2.5	Principal Place of Business	6
2.6	Registered Office	7
2.7	Term	7
2.8	Filings	7
2.9	Reservation of Other Business Opportunities	7
2.10	Qualification in Other Jurisdictions	7

ARTICLE III	MANAGEMENT AND MEMBERSHIP	7
3.1	Management of the Company	7
3.2	Actions by the Board	9
3.3	Officers	9
3.4	Admission of Subsequent Members; Capital Contributions	10
3.5	Actions by Members	11
3.6	Books and Records	12
3.7	Limited Liability	12
3.8	Indemnification	12
3.9	Insurance	13
3.10	Powers of Members	13
3.11	Partition	14
3.12	Other Activities	14

ARTICLE IV	Transfers of Shares	14
4.1	Transferability of Shares	14
4.2	Indemnification	15

ARTICLE V	Repurchases of Shares	15
5.1	General	15
5.2	Repurchases	16
5.3	Mandatory Repurchases	18

ARTICLE VI	Valuation	19
6.1	Valuation Calculation	19
6.2	Reserves	19

ARTICLE VII	Shares	19
7.1	General	19

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7.2	Rights and Liabilities with respect to Shares	20

ARTICLE VIII	DISTRIBUTIONS, WITHHOLDING AND DIVIDEND REINVESTMENT PLAN	21
8.1	Distributions	21
8.2	Distribution Election; Dividend Reinvestment Plan	21

ARTICLE IX	Other FISCAL MATTERS	22
9.1	Deposits	22
9.2	Financial Records	22
9.3	Fiscal Year	22
9.4	Agreements, Consents, Checks, Etc.	22
9.5	Transactions with the Members	22
9.6	Entity Classification Election	23
9.7	Corporate Form	23

ARTICLE X	DISSOLUTION	23
10.1	Dissolution	23

ARTICLE XI	Special Power of Attorney	24
11.1	Granting of Power	24
11.2	Extent of Power	25

ARTICLE XII	MISCELLANEOUS	25
12.1	Amendments	25
12.2	Confidentiality	26
12.3	Applicability of Investment Company Act	27
12.4	Binding Effect	27
12.5	Construction	27
12.6	Headings	27
12.7	Severability	27
12.8	Variation of Pronouns	27
12.9	Governing Law	27
12.10	Entire Agreement	27
12.11	Counterparts	27
12.12	Notices	27
12.13	Waiver of Terms and Conditions	28
12.14	Litigation	28

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AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

VERSUS GLOBAL MULTI-MANAGER REAL ESTATE INCOME FUND LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as further amended, restated or otherwise modified, this “Agreement”) of VERSUS GLOBAL MULTI-MANAGER REAL ESTATE INCOME FUND LLC (the “Company”) is being executed by Versus Capital Advisors LLC (the “Initial Member”) as of this          day of                 , 2011.

All other persons or entities who shall be admitted as members of the Company in accordance with the provisions hereof as a result of such persons’ or entities’ acquisition of shares of beneficial interest of the Company of any class (“Shares”) shall be “Subsequent Members” and, together with the Initial Member, the “Members”. By virtue of its respective ownership of Shares, each Member shall be bound by the provisions set forth, and subject to the obligations contained, in this Agreement.

WHEREAS, the Company was formed by the Initial Member as a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) (as amended from time to time, the “Act”) pursuant to the filing of a certificate of formation in the office of the Secretary of State of the State of Delaware on March 10, 2011 (the “Certificate”);

WHEREAS, the Initial Member entered into a limited liability company agreement, dated March 14, 2011 (the “Original Agreement”), to govern the initial operations of the Company; and

WHEREAS, the Initial Member wishes to amend and restate the Original Agreement pursuant to the terms of this Agreement to provide terms pursuant to which Subsequent Members may be admitted to the Company and to set forth more comprehensive provisions pursuant to which the Company will be governed.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree that the Agreement governing the operations of the Company shall hereby be as follows:

ARTICLE I
DEFINITIONS

1.1                                 Certain Definitions.   The following terms used in this Agreement and not otherwise defined shall have the following meanings:

(a)                                  “Act” has the meaning assigned to it in the Recitals.

(b)                                 “Adviser” means a person who at any particular time serves as an investment adviser to the Company pursuant to an Investment Management Agreement. The current Adviser to the Company is Versus Capital Advisors LLC.

(c)                                  “Affiliate” of a person means any person who:  (a) directly or indirectly controls, is controlled by, or is under common control with such person; or (b) owns or controls ten percent or more of the outstanding voting securities of such person; or (c) is an officer or director of such person; or (d) is an officer, director, partner, or trustee of any entity for which the such person acts in any such capacity.

(d)                                 “Board” means the Board of Directors of the Company.

(e)                                  “Business Day” means any day that the NYSE is open for business.

(f)                                    “Capital Contribution” has the meaning assigned to it in Section 3.4(b).

(g)                                 “Certificate” has the meaning assigned to it in the Recitals.

(h)                                 “Code” means the Internal Revenue Code of 1986, as amended.

(i)                                     “Confidential Information” has the meaning assigned to it in Section 12.2(b).

(j)                                     “Director” means an individual designated as a Director of the Company pursuant to the provisions of Section 3.1 of this Agreement and who serves on the Board.

(k)                                  “Director Agreement” means a separate written agreement entered into by the Company and a Director wherein such Director’s duties and obligations with respect to his or her position as a Director are set forth.

(l)                                     “Distribution” has the meaning assigned to it in Section 8.1.

(m)                               “Distribution Election” means the election a Member makes to receive Distributions in cash.

(n)                                 “Early Redemption Period” means the one-year period following a Subsequent Member’s initial Capital Contribution.

(o)                                 “Early Repurchase Fee” has the meaning assigned to it in Section 5.2(g).

(p)                                 “Form N-2” means the Company’s registration statement on Form N-2 filed with the SEC, as amended from time to time.

(q)                                 “GAAP” means U.S. generally accepted accounting principles in effect from time to time, applied on a consistent basis.

(r)                                    “Independent Director” means a Director who is not an “interested person” as such term is defined in Section 2(a)(19) of the Investment Company Act (or such successor provision thereof).

(s)                                  “Initial Member” has the meaning assigned to it in the preamble hereto.

(t)                                    “Initial Payment” has the meaning assigned to it in Section 5.2(j).

(u)                                 “Investment Management Agreement” means a separate written agreement entered into by the Company pursuant to which the Adviser provides Management Services to the Company.

(v)                                 “Investment Company Act” means the Investment Company Act of 1940, as amended.

(w)                               “Management Services” means such investment advisory and other services as the Adviser is required to provide to the Company pursuant to an Investment Management Agreement.

(x)                                   “Members” has the meaning assigned to it in the preamble hereto.

(y)                                 “Net Asset Value” means the excess of the Company’s assets over its liabilities.

(z)                                   “Net Asset Value per Share” means the Net Asset Value divided by the number of Shares of the Company held by Members.

(aa)                            “NYSE” has the meaning assigned to it in Section 5.2(a).

(bb)                          “Offer Acceptance” has the meaning assigned to it in Section 5.2(f).

(cc)                            “Offer Acceptance Deadline” has the meaning assigned to it in Section 5.2(b)(ii).

(dd)                          “Officers” has the meaning assigned to it in Section 3.3.

(ee)                            “Original Agreement” has the meaning assigned to it in the Recitals.

(ff)                                “Party” has the meaning assigned to it in Section 3.7.

(gg)                          “Periodic Distribution” has the meaning assigned to it in Section 8.1.

(hh)                          “Quarterly Distribution” has the meaning assigned to it in Section 8.1.

(ii)                                  “Repurchase Payment Deadline” has the meaning assigned to it in Section 5.2(i).

(jj)                                  “Repurchase Pricing Date” has the meaning assigned to it in Section 5.2(b).

(kk)                            “Repurchase Request Deadline” has the meaning assigned to it in Section 5.2(a).

(ll)                                  “Repurchase Notice” has the meaning assigned to it in Section 5.2(a).

(mm)                      “Repurchase Offer” has the meaning assigned to it in Section 5.1(b).

(nn)                          “Repurchase Offer Amount” has the meaning assigned to it in Section 5.2(c).

(oo)                          “SEC” means the Securities and Exchange Commission.

(pp)                          “Securities Act” means the Securities Act of 1933, as amended.

(qq)                          “Selling Agent” means a broker or dealer contracted to sell Shares.

(rr)                                “Shares” has the meaning assigned to it in the preamble hereto.

(ss)                            “Subsequent Members” has the meaning assigned to it in the preamble hereto.

(tt)                                “Subsequent Payment” has the meaning assigned to it in Section 5.2(j).

(uu)                          “Underlying Fund” has the meaning assigned to it in Section 2.4(j).

ARTICLE II
THE COMPANY

2.1                                 Formation/Continuation.  The Initial Member formed the Company as a limited liability company pursuant to the provisions of the Act and upon the terms and conditions set forth in the Original Agreement.  The Company has been governed since the date of the Certificate pursuant to the terms of the Original Agreement. The Initial Member hereby agrees to continue the Company as a limited liability company under and pursuant to the Act and agrees that, except as expressly provided herein to the contrary, the rights and obligations of the Members and the administration and termination of the Company shall be governed by the Act.  The Initial Member, on behalf of itself and the other Members, shall execute all documents and perform all acts as may be necessary or appropriate to comply with the requirements for the formation and operation of the Company under the laws of the State of Delaware and all other jurisdictions where the Company may conduct business.

2.2                                 Company Name.  The name of the limited liability company is “Versus Global Multi-Manager Real Estate Income Fund LLC” and all business of the Company shall be conducted in such name or such other name as the Board shall determine.  The Company shall hold all of its property in the name of the Company and not in the name of any Member.

2.3                                 Purposes.  The purpose and business of the Company shall be to act as a non-diversified, continuously offered, closed-end investment company registered under the Investment Company Act and the Securities Act and to do any and all acts and things which may be necessary, advisable or incidental to the foregoing, the promotion or conduct of the business of the Company or the maintenance and improvement of its property and any other lawful act or activity for which limited liability companies may be formed pursuant to the Act consistent with this Agreement.

2.4                                 Powers.  In furtherance of its purposes, but subject to the restrictions and limitations contained in the Investment Company Act and subject to the provisions of this Agreement, the Company shall have the power and is hereby authorized to engage in all activities and transactions as the Board or the Officers may deem necessary, appropriate, proper, advisable, incidental or convenient in connection therewith, including, without limitation:

(a)                                  Borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and secure the same by pledge or other lien on the assets of the Company;

(b)                                 Invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement;

(c)                                  Prepay, in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any security agreement securing such indebtedness;

(d)                                 Enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any person or entity affiliated with the Initial Member, necessary to, in connection with, convenient to, or incidental to the accomplishment of the purposes of the Company;

(e)                                  File documents with the SEC, including amendments and supplements thereto, as are required by the Investment Company Act, the Securities Act or as otherwise may be convenient to, or incidental to the accomplishment of the purposes of the Company;

(f)                                    Execute, deliver and file any certificates (or any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any other jurisdiction in which the Company may wish to conduct business;

(g)                                 Execute and file such forms or certificates and may take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company under the laws of any other states or jurisdictions in which the Company engages in business;

(h)                                 Employ or otherwise engage employees, managers, contractors, advisors, attorneys and consultants and pay reasonable compensation for such services;

(i)                                     Enter into partnerships, limited liability companies, trusts, associations, corporations or other ventures with other persons or entities in furtherance of the purposes of the Company;

(j)                                     Allocate capital among a number of pooled entities that may be organized in the U.S. and in non-U.S. jurisdictions and classified as real estate investment trusts, limited partnerships, regulated investment companies, corporations, limited liability companies or other entities for U.S. federal income tax purposes (each, an “Underlying Fund” and collectively, the “Underlying Funds”), each pursuant to relative value investment strategies or other techniques and subject to various risks;

(k)                                  Engage attorneys, appraisers, administrators, independent accountants, or such other persons as the Board or the Officers may deem necessary or advisable;

(l)                                     Enter into custody agreements with third parties to hold in custody certain of the Company’s assets or Shares;

(m)                               Maintain for the conduct of the Company’s affairs one or more offices and to engage personnel, whether part time or full time, and do such other acts as the Board or the Officers may deem necessary or advisable;

(n)                                 Designate from time to time persons to act as signatories for the Company, including, without limitation, persons authorized to execute and deliver any filings with the SEC or applicable federal or state regulatory authorities or self-regulatory organizations;

(o)                                 Acquire by purchase, lease, contribution of property or otherwise, own, hold, sell, convey, transfer or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

(p)                                 Act as a trustee, executor, nominee, bailee, director, officer, agent or in some other fiduciary capacity for any person or entity and exercise all of the powers, duties, rights and responsibilities associated therewith;

(q)                                 Take any and all actions necessary, convenient or appropriate as trustee, executor, nominee, bailee, director, officer, agent or other fiduciary, including the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;

(r)                                    Operate, purchase, maintain, finance, improve, own, sell, convey, assign, lease or demolish or otherwise dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

(s)                                  Acquire and enter into any contract of insurance necessary or appropriate for the protection of the Company, its Officers and Directors or for the conservation of the Company’s assets;

(t)                                    Delegate the power to take any of the foregoing actions on behalf of the Company to the Adviser, a third party or any of the Officers or Directors; and

(u)                                 Do such other things and engage in such other activities related to the foregoing as may be necessary, advisable, convenient or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

2.5                                 Principal Place of Business.  The principal place of business of the Company shall be at 7100 E. Belleview Avenue, Suite 306, Greenwood Village, Colorado 80111, or at such other location as may be designated by the Board from time to time.

2.6                                 Registered Office.  The address of the registered office of the Company in the State of Delaware shall be c/o The Corporation Trust Company, The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, and The Corporation Trust Company shall act as the Company’s registered agent for service of process. At any time, the Board may designate another registered office and/or registered agent.

2.7                                 Term.  The term of the Company shall be perpetual unless and until the Company is dissolved as set forth herein.  The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate pursuant to the Act and this Agreement.

2.8                                 Filings.  Upon the dissolution and completion of winding up of the Company, the Board shall cause to be promptly executed and filed a certificate of cancellation of the Certificate in accordance with the Act and such other documents as may be required by the laws of any other states or jurisdictions in which the Company has registered to transact business or otherwise filed articles.

2.9                                 Reservation of Other Business Opportunities.  No business opportunities other than those actually exploited by the Company shall be deemed the property of the Company, and the Initial Member may engage in or possess an interest in any other business venture, independently or with others, of any nature or description, even if such venture or opportunity is in direct competition with the business of the Company; and the Company shall have no rights by virtue hereof in or to such other business ventures, or to the income or profits derived therefrom.

2.10                           Qualification in Other Jurisdictions.  The Board shall cause the Company to be qualified, formed or registered under assumed or fictitious name, statues or similar laws in any jurisdiction in which the Company transacts business in which such qualification, formation or registration is required or desirable. The Officers shall be authorized to execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in the jurisdiction in which the Company may wish to conduct business.

ARTICLE III
MANAGEMENT AND MEMBERSHIP

3.1                                 Management of the Company.  The business and affairs of the Company shall be managed under the direction and by the approval of the Board.

(a)                                  The Directors currently serving on the Board are Jeffrey A. Jones, Richard J. McCready, Mark D. Quam, William R. Fuhs, Jr., Casey R. Frazier, Paul Sveen and Matthew Murphy. The Board may, subject to the provisions of this Agreement with respect to the number of vacancies in the position of Director and with respect to the election of Directors to the Board by Members, designate any person who shall agree to be bound by all of the terms of a Director Agreement. The names and mailing addresses of the Directors shall be set forth in the books and records of the Company. The number of Directors shall be fixed from time to time by the Board.

(b)                                 Subject to any maximum term of service, required age of retirement or similar limitation that the Board may establish from time to time, each Director shall serve on the Board for the duration of the term of the Company, unless his or her status shall be sooner terminated pursuant to Section 3.1(h) hereof. In the event of any vacancy in the position of Director, the remaining Directors may appoint an individual to serve in such capacity, so long as immediately after such appointment at least two-thirds (2/3) of the Directors then serving would have been elected by the Members. The Board may call a meeting of Members to fill any vacancy in the position of Director, and shall do so within sixty (60) days after any date on which Directors who were elected by the Members ceases to constitute a majority of the Directors then serving on the Board.

(c)                                  In the event that no Director remains to continue the business of the Company, the Adviser shall promptly call a meeting of the Members, to be held within sixty (60) days after the date on which the last Director ceased to act in that capacity, for the purpose of determining whether to continue the business of the Company and, if the business shall be continued, of electing the required number of Directors to the Board. If the Members shall determine at such meeting not to continue the business of the Company or if the required number of Directors is not elected within sixty (60) days after the date on which the last Director ceased to act in that capacity, then the Company shall be dissolved pursuant to Section 10.1(a) hereof and the assets of the Company shall be liquidated and distributed pursuant to Section 10.1(c) hereof.

(d)                                 Independent Directors will at all times constitute at least a majority (or more if required by the Investment Company Act) of the Directors then serving on the Board.

(e)                                  An Independent Director will be replaced by another Independent Director selected and nominated by the remaining Independent Directors, or in a manner otherwise permissible under the Investment Company Act.

(f)                                    Each Director shall be a “Manager” of the Company as such term is defined in the Act.

(g)                                 The Independent Directors will receive compensation for their services as Independent Directors, as determined by the Board.

(h)                                 The status of a Director shall terminate if the Director (i) shall die; (ii) shall be adjudicated incompetent; (iii) shall voluntarily withdraw as a Director (upon not less than ninety (90) days’ prior written notice to the other Directors, or such lesser notice period agreeable to the other Directors); (iv) shall be removed pursuant to Section 3.1(i); (v) shall be certified by a physician to be mentally or physically unable to perform his duties hereunder; (vi) shall be declared bankrupt by a court with appropriate jurisdiction, file a petition commencing a voluntary case under any bankruptcy law or make an assignment for the benefit of creditors; (vii) shall have a receiver appointed to administer the property or affairs of such Director; or (viii) shall otherwise cease to be a Director of the Company under the Act.

(i)                                     Any Director may be removed either by (a) the vote or written consent of at least two-thirds (2/3) of the Directors not subject to the removal vote or (b)(i) the vote, if at a meeting, of Members holding a majority of the outstanding voting securities or (ii) written consent of Members holding not less than two-thirds (2/3) of the total number of votes eligible to be cast by all Members for the election of Directors.  For this purpose, the vote of a majority of the outstanding voting securities means, unless otherwise defined by the Investment Company Act, the vote, at an annual or a special meeting of Members, of 67% or more of the total number of votes eligible to be cast by all Members present at the meeting, if the holders of more than 50% of the total number of votes eligible to be cast by all Members are present or represented by proxy, or of more than 50% of the total number of votes eligible to be cast by all Members, whichever is less.

3.2                                 Actions by the Board.

(a)                                  The Board shall have the full power and authority to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by a board of directors of a limited liability company or corporation under the laws of the State of Delaware, including the power to delegate its powers to the Adviser, a third party or any of the Officers.  The Board has the authority to bind the Company.  Unless provided otherwise in this Agreement, the Board will act only:  (i) by the affirmative vote of a majority of the Directors (which majority will include any requisite number of Independent Directors required by the Investment Company Act) present at a meeting duly called at which a quorum of the Directors is present either in person or, to the extent consistent with the provisions of the Investment Company Act, by conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other; or (ii) by unanimous written consent of all of the Directors without a meeting, if permissible under the Investment Company Act.  A majority of the Directors then in office will constitute a quorum at any meeting of Directors. In any circumstances for which the vote or consent of the Members is required by the terms of this Agreement, the decisions and actions of the Board shall be consistent with such vote or action.

(b)                                 Specifically, the Board shall have the full power and authority, without Member approval, to apply for exemptive orders from the SEC that, if granted, would allow the Board to directly or by delegation to the Adviser, among other things, (i) authorize one or more additional classes of Shares and (ii) hire and fire sub-advisers of the Company.

(c)                                  The expression of any power or authority of the Board shall not in any way limit or exclude any other power or authority which is not specifically or expressly set forth in this Agreement.

3.3                                 Officers.  The Board may, from time to time as it deems advisable, select natural persons who are employees or agents of the Company and designate them as officers of the Company (the “Officers”) and assign titles (including without limitation, President, Chief Operating Officer, Chief Executive Officer, Chief Compliance Officer, Chief Investment Officer) to any such person.  Unless the Board decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. The Board, in its sole and absolute discretion, may delegate any of its powers to any Officer.  Any delegation pursuant to this Section 3.3 may be revoked at any time by the Board.  Each of the Officers shall serve until the earlier of their death, resignation or removal, in accordance with this Agreement. An Officer position may be revoked with or without cause by the Board.  The officers set forth on Exhibit A were appointed by the Initial Member to administer the day to day affairs of the Company; provided, that, notwithstanding the foregoing, the business and affairs of the Company shall be managed under the direction and by the approval of the Board.

3.4                                 Admission of Subsequent Members; Capital Contributions.

(a)                                  A Person shall be admitted as a Member and shall become bound by the terms of and subject to the obligations contained in this Agreement if such Person purchases or otherwise lawfully acquires any Share and becomes the record holder of such Share in accordance with the provisions of this Agreement. A Person may become a record holder of Shares without the consent or approval of any of the Members.

(b)                                 The name of each Member, the amount of the capital contribution(s) made by such Member upon admission to the Company and thereafter (each, a “Capital Contribution”) and each Member’s corresponding Share ownership, shall be set forth in the books and records of the Company.

(c)                                  The minimum initial Capital Contribution of each Member will be $10,000, except in the case of the Initial Member, which minimum initial Capital Contribution will be $100,000. The amount of the Capital Contribution of each member shall be recorded by the Company upon acceptance as a contribution to the capital of the Company. Each Member’s entire initial Capital Contribution will be paid to the Company immediately prior to the Company’s acceptance of the Member’s subscription for Shares.

(d)                                 Subject to the provisions of the Investment Company Act, and except as otherwise permitted by the Board, initial Capital Contributions and any additional Capital Contributions by any Member will be payable in cash in readily available funds at the date of the proposed acceptance of the contributions.

(e)                                  The minimum initial contribution amounts set out in this Section 3.4 may be increased or reduced by the Board from time to time. Reductions may be applied to all Members, individual Members or to classes of Members, in each case in the sole discretion of the Board.

(f)                                    The Shares shall be personal property for all purposes.

(g)                                 No interest shall be paid on any Capital Contributions and, except as expressly provided herein, no Member may withdraw his Capital Contributions and the Company shall not be obligated to repurchase a Member’s Shares. The Company shall not have any obligation to repay any Capital Contributions and such repayments, if any, shall be made only by the Company upon dissolution and termination or as otherwise specifically set forth herein.  No Member may demand property other than cash in return for its Capital Contribution.

3.5                                 Actions by Members.

(a)                                  Members shall have the right to vote on any matters only as provided in this Agreement or on any matters that require the approval of the holders of voting securities under the Investment Company Act or as otherwise required in the Act.

(b)                                 Actions requiring the vote of the Members may be taken at any duly constituted meeting of the Members at which a quorum is present or by means of a written consent.  Meetings of the Members may be called by the affirmative vote of a majority of Directors then in office, or by Members holding at least a majority of the total number of Shares held by all Members, and may be held at any time, date and place determined by the Board.  In each case, the Board will provide notice of the meeting, stating the date, time and place of the meeting and the record date for the meeting, to each Member entitled to vote at the meeting within a reasonable time prior to the meeting.

(c)                                  Failure to receive notice of a meeting on the part of any Member will not affect the validity of any act or proceeding of the meeting, so long as a quorum is present at the meeting.

(d)                                 Except as otherwise required by applicable law, only matters set out in the notice of a meeting may be voted on by the Members at the meeting.

(e)                                  The presence in person or by proxy of Members holding a majority of the total number of Shares held by all Members as of the record date will constitute a quorum at any meeting of Members.  In the absence of a quorum, a meeting may be adjourned to the time or times as determined by the Board and communicated to the Members in the manner described above in this Section 3.5.

(f)                                    Except as otherwise required by any provision of this Agreement or of the Investment Company Act, (i) those candidates receiving a plurality of the votes cast at any meeting of Members called pursuant to Section 3.1(c) of this Agreement or elected pursuant to the requirement of Section 3.1(b) will be elected as Directors and (ii) all other actions of the Members taken at a meeting will require the affirmative vote of Members holding a majority of the total number of Shares held by those Members who are present in person or by proxy at the meeting.

(g)                                 Each Member will be entitled to cast at any meeting of Members or pursuant to written consent a number of votes equivalent to the number of Shares held by such Member as of the record date for the meeting or the date of the written consent.  The Board will establish a record date not less than ten (10) nor more than sixty (60) days prior to the date of any meeting of Members or mailing (including by electronic transmission) to the Members of any written consent, to determine eligibility to vote at the meeting and the number of votes that each Member will be entitled to cast at the meeting, and will maintain for each record date a list setting out the name of each Member and the number of votes that each Member will be entitled to cast at the meeting.

(h)                                 A Member may vote at any meeting of Members by a properly executed proxy transmitted to the Company at any time at or before the time of the meeting by telegram,

telecopier or other means of electronic communication or other readable reproduction as contemplated by the provisions relating to proxies applicable to corporations incorporated under the laws of Delaware now or in the future in effect.  A proxy may be suspended or revoked, as the case may be, by the Member executing the proxy by a later writing delivered to the Company at any time prior to exercise of the proxy or if the Member executing the proxy is present at the meeting and votes in person.  Any action of the Members that is permitted to be taken at a meeting of the Members may be taken without a meeting if consents in writing, setting out the action to be taken, are signed by Members holding a majority of the total number of votes eligible to be cast or any greater percentage as may be required under this Agreement to approve the action.

3.6                                 Books and Records.  The Company shall keep, or shall designate an individual to keep, proper and usual books and records pertaining to the business of the Company.  The books and records of the Company shall be kept at the principal office of the Company or at such other places, within or without the State of Delaware, as the Board shall from time to time determine.

3.7                                 Limited Liability.

(a)                                  Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Director, Officer or Member or any Affiliate thereof shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a director, officer or member of the Company.

(b)                                 To the extent that at law or in equity, a Member or any other party shall have duties (including fiduciary duties) and liabilities to the Company, such duties and liabilities may be restricted by provisions of this Agreement.  No Member shall be liable to the Company or any Member for any loss, damage or claim incurred by reason of any act or omission performed or omitted by any such Member in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on any such Member by this Agreement.

(c)                                  Each Member shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any person as to the matters each Member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses or net cash flow or any other facts pertinent to the existence and amount of assets from which distributions to each Member might properly be paid.

(d)                                 Any repeal or modification of this Section 3.7 shall not adversely affect any right or protection of any Member existing prior to such repeal or modification.

3.8                                 Indemnification.

(a)                                  The Company shall indemnify and hold harmless each Member and each of the Company’s affiliates, Officers, Directors, managers, members, agents or employees (the

“Parties”) from and against any loss, expense, damage or injury suffered or sustained by the Parties (or any of them) by reason of any acts, omissions or alleged acts or omissions arising out of its or their activities on behalf of the Company or in furtherance of the interests of the Company, including, but not limited to, any judgment, award, settlement, reasonable attorney’s fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim; provided that the acts, omissions or alleged acts or omissions upon which such actual or threatened action, proceeding or claim is based were not performed or omitted fraudulently or as a result of gross negligence or willful misconduct by any such Party; and provided that such Party reasonably believed that the acts, omissions, or alleged acts or omissions upon which such actual or threatened action, proceeding or claim is based were in the best interests of the Company.  Such indemnification shall be made only to the extent of the assets of the Company.

(b)                                 To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Party (or any of them) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Party (or any of them) to repay such amount if it shall be determined that the Party is not entitled to be indemnified as authorized in this Section 3.8.

(c)                                  Notwithstanding any provisions of Section 3.8(a) or (b) to the contrary, no indemnity shall be paid by the Company if indemnification is not lawful (and, in this respect, the Company has been advised that (1) Section 17(h) of the Investment Company Act and amendments thereto provides in essence that investment companies registered under said act may not indemnify their directors for their willful misfeasance, bad faith, gross negligence or reckless disregard of their duties as directors, and (2) the SEC believes that indemnification for liabilities arising under the federal securities laws for certain “disabling conduct” is against public policy and is, therefore, unenforceable and that “reasonable and fair” means should be used for determining whether liability has arisen from disabling conduct, including (i) a final decision on the merits by a court that the liability did not arise from his disabling conduct, (ii) a reasonable determination to this effect by a majority of a quorum of independent directors who are not parties to the relevant proceeding, or (iii) a written opinion to this effect from independent legal counsel).

3.9                                 Insurance.  The Board shall have the power on behalf of the Company to purchase and maintain insurance on behalf of the Officers and Directors and against any liability incurred by them in their capacities as such, whether or not the Company has the power to indemnify them against such liability.

3.10                           Powers of Members.  The Members shall have the power to exercise any and all rights or powers granted to the Members pursuant to the express terms of this Agreement, unless prior to the exercise by the Members of any such rights, the Board shall have notified the Members that the exercise of such rights will adversely affect (i) the limited liability of the Members or (ii) the classification of the Company as a corporation and as a regulated investment company for federal income tax purposes. Except as otherwise specifically provided by this Agreement, no Member shall have the power to act for or on behalf of, or to bind, the Company.

Notwithstanding the foregoing sentence, all Members shall constitute one class or group of members of the Company for all purposes of the Act.

3.11                           Partition.  Each member waives any and all rights that it may have to maintain an action for partition of the Company’s property.

3.12                           Other Activities.

(a)                                  Neither the Initial Member nor any of its principals, members, directors, officers, partners, employees or beneficial owners nor any Director nor any Officer will be required to devote full time to the affairs of the Company.

(b)                                 Each Director, each Member, and each Affiliate of the foregoing may engage in or possess an interest in other business ventures or commercial dealings of every kind and description, independently or with others, including, but not limited to, acquisition and disposition of securities, provision of investment advisory or brokerage services, serving as directors, officers, employees, advisors or agents of other companies, partners of any partnership, members of any limited liability company, or trustees of any trust, or entering into any other commercial arrangements.  No Member will have any rights in or to such activities of any other Member, Directors or any Affiliate of any Member or any profits derived from these activities.

ARTICLE IV
TRANSFERS OF SHARES

4.1                                 Transferability of Shares.

(a)                                  No person shall become a substituted Member without the consent of the Board, which consent may be granted or withheld in its sole and absolute discretion.

(b)                                 Shares held by Members shall only be transferred:

(i)                                     by operation of law pursuant to the death, divorce, bankruptcy, insolvency, or dissolution of a Member; or

(ii)                                  under extremely limited circumstances, with the written consent of the Board (which may be granted or withheld in its sole and absolute discretion).

(c)                                  The Board generally will not consider consenting to a transfer unless:

(i)                                     the transfer is one in which the tax basis of the Shares in the hands of the transferee is determined, in whole or in part, by reference to its tax basis in the hands of the transferring Member (e.g. , certain gifts and contributions to family entities); or

(ii)                                  the transfer is to members of the transferring Member’s immediate family (siblings, spouse, parents and children).

(d)                                 The Board, in its sole and absolute discretion, may consent to a transfer of Shares by a Member if the transfer is to a single transferee or after the transfer of the Shares, the aggregate Net Asset Value of Shares of each of the transferee and transferor is not less than $10,000.

(e)                                  Notice to the Company of any proposed transfer must include evidence satisfactory to the Board that the proposed transferee, at the time of transfer, meets any requirements imposed by the Company with respect to investor eligibility and suitability and complies with the Investment Company Act, the Securities Act, and all other applicable laws and rules of any applicable governmental authority.

(f)                                    Each transferring Member and transferee must agree to pay all expenses, including, but not limited to, attorneys’ and accountants’ fees, incurred by the Company in connection with the transfer.

(g)                                 If a Member transfers Shares with the approval of the Board, the Company will promptly take all necessary actions so that each transferee or successor to whom the Shares is transferred is admitted to the Company as a Member.

4.2                                 Indemnification.  Each Member shall indemnify and hold harmless the Company, each member of the Board, the Adviser, each other Member and any Affiliate of the foregoing against all losses, claims, damages, liabilities, costs and expenses (including legal or other expenses incurred in investigating or defending against any such losses, claims, damages, liabilities, costs and expenses or any judgments, fines and amounts paid in settlement), joint or several, to which such persons may become subject by reason of or arising from (i) any transfer of Shares made by such Member in violation of Section 4.1 and (ii) any misrepresentation by such Member (or such Member’s transferee) in connection with any such transfer of Shares.

ARTICLE V
REPURCHASES OF SHARES

5.1                                 General.

(a)                                  Shares are not redeemable.  Except as otherwise specifically provided in this Agreement, no Member shall have the right to require the Company to repurchase its Shares.

(b)                                 The Board shall adopt a repurchase policy in accordance with Rule 23c-3 of the Investment Company Act whereby the Company shall offer, on a quarterly basis (each, a “Repurchase Offer”), to repurchase no less than five percent (5%) of Shares outstanding at Net Asset Value, unless suspended or postponed in accordance with Section 5.1(c) below.

(c)                                  In accordance with the terms and conditions as are set forth in this Agreement, the Board may suspend or postpone a Repurchase Offer only: (a) if making or effecting the Repurchase Offer would cause the Company to lose its status as a regulated investment company under the Code; (b) for any period during which the NYSE or any market on which the securities owned by the Company are principally traded is closed, other than customary weekend and holiday closings, or during which trading in such market is restricted; (c) for any period during which an emergency exists as a result of which disposal by the

Company of securities owned by it is not reasonably practicable, or during which it is not reasonably practicable for the Company fairly to determine the value of its net assets; or (d) for such other periods as the SEC may by order permit for the protection of Members of the Company.

5.2                                 Repurchases.  The Board shall cause the Company to repurchase Shares on terms fair to the Company and to all Members in the following manner:

(a)                                  Members will be notified in writing (each such writing, a “Repurchase Notice”) about each quarterly Repurchase Offer, how they may request that the Company repurchase their Shares, the number of Shares that are the subject of such Repurchase Offer, the percentage that such Shares represent of all Shares held by Members and the “Repurchase Request Deadline,” which is the date the Repurchase Offer ends. The Repurchase Request Deadline will be determined by the Board and will be based on factors such as market conditions, liquidity of the Company’s assets and Member servicing conditions. The time between the notification to Members and the Repurchase Request Deadline may vary from no more than 42 days to no less than 21 days. The repurchase price of the Shares will be the Net Asset Value as of the close of regular trading on the New York Stock Exchange (“NYSE”) on the Repurchase Pricing Date.

(b)                                 Each quarterly repurchase pricing shall occur on the 14th day after the Repurchase Request Deadline, or the next Business Day if the 14th is not a Business Day (each, a “Repurchase Pricing Date”).

(c)                                  The Board, or a committee thereof, in its sole discretion, will determine the number of shares that the Company will offer to repurchase (the “Repurchase Offer Amount”) for a given Repurchase Request Deadline. The Repurchase Offer Amount, however, will be no less than 5% of the total number of Shares outstanding on the Repurchase Request Deadline.

(d)                                 If Share repurchase requests exceed the number of Shares in the Repurchase Offer, the Company may, in its sole discretion (i) repurchase the tendered Shares on a pro rata basis or (ii) increase the number of Shares to be repurchased by up to 2.0% of the Company’s outstanding Shares.  As a result, tendering Members may not have all of their tendered Shares repurchased by the Company.

(e)                                  A Member who tenders some, but not all, of such Member’s Shares for repurchase as of a Repurchase Pricing Date will be required to maintain a minimum aggregate Net Asset Value of Shares equal to $10,000.  The Company reserves the right to reduce the amount to be repurchased from a Member as of a Repurchase Pricing Date so that the required minimum aggregate Net Asset Value of Shares is maintained.  Upon request by a Member, the Board may permit a Member to cancel a Member’s tender of Shares, if such cancellation is determined by the Board to be in the best interest of the Company.

(f)                                    Members must submit, in writing, responses to a Repurchase Notice (each, an “Offer Acceptance”) to the Company or its designated agent named in the Repurchase Notice by the applicable Repurchase Request Deadline. Offer Acceptances received by the Company or its designated agent after the Repurchase Request Deadline will be void and of no force and effect.

(g)                                 Notwithstanding Section 5.2(f) herein, a Member may not tender Shares for repurchase during such Member’s Early Redemption Period, except that each Member may tender Shares within such Member’s Early Redemption Period upon payment to the Company of a fee equal to 2.00% of the value of the Shares repurchased by the Company, payable to the Company (an “Early Repurchase Fee”).  The Board may, in certain limited instances where the Board has determined that the remaining Members will not be materially and adversely affected or prejudiced, waive the imposition of the Early Repurchase Fee with respect to some or all Members.  Any such waiver does not imply that the Early Repurchase Fee will be waived at any time in the future.

(h)                                 The amount due to any Member tendering all of or a portion of its Shares shall be equal to the product of the total number of Shares accepted for repurchase by the Company multiplied by the Net Asset Value per Share determined as of the close of regular trading on the NYSE on the Repurchase Pricing Date, which will be based on the estimated unaudited Net Asset Value of the Company’s assets as of such date, after giving effect to all allocations to be made to the Members as of such date.

(i)                                     Payment pursuant to the repurchase will be made by checks to the Member’s address of record, or credited directly to a predetermined bank account within seven days of the Repurchase Pricing Date (the “Repurchase Payment Deadline”). The Board may establish other policies for repurchases of Shares that are consistent with the Investment Company Act and other pertinent laws. Shares tendered for repurchase by Member prior to any Repurchase Request Deadline will be repurchased subject to the aggregate repurchase amounts established for that Repurchase Request Deadline. Repurchase proceeds, net of any repurchase fee, will be paid to Members prior to the Repurchase Payment Deadline.

(j)                                     Notwithstanding Section 5.2(d), but subject to the limitations in Section 5.2(e), if a Member tendered for repurchase 95% or more of the Shares held by such Member and 95% or more of such Member’s Shares are repurchased by the Company, such Member shall receive (i) cash or a non-interest bearing, non-transferable promissory note issued by the Company in an amount equal to 95% of the estimated unaudited Net Asset Value of such Member’s Shares being repurchased, determined as of the Repurchase Pricing Date (after giving effect to all allocations to be made as of that date to such Member’s Shares, including any advisory fee allocable to such Shares) (the “Initial Payment”), which will be paid on or prior to the Repurchase Payment Deadline; and (ii) a non-interest bearing, non-transferrable promissory note issued by the Company entitling such Member to up to the remaining 5% of the estimated unaudited Net Asset Value of such Member’s Shares being repurchased, determined as of the Repurchase Pricing Date (after giving effect to all allocations to be made as of that date to such Member’s Shares, including any advisory fee allocable to such Shares) (the “Subsequent Payment”).

(k)                                  Following the later to occur of (i) the completion of the Company’s annual audit or (ii) such longer period as the Board in its discretion deems necessary to protect the interests of the remaining Members, the amount of the Subsequent Payment will be adjusted so that the sum of the Initial Payment and the Subsequent Payment is equal to 100% of the final audited Net Asset Value of such Member’s Shares being repurchased, determined as of the Repurchase Pricing Date (after giving effect to all allocations to be made as of that date to such Member’s Shares). If the sum of the Initial Payment and the Subsequent Payment is less than 100% of the final audited Net Asset Value of such Member’s Shares being repurchased, the Company shall pay to such Member the amount of any such deficit as an as-adjusted Subsequent Payment. If the sum of the Initial Payment and the Subsequent Payment is greater than 100% of the final audited Net Asset Value of such Member’s Shares being repurchased, the Member shall pay to the Company in immediately available funds the amount of any such excess.

(l)                                     The Board in its discretion may pay repurchase proceeds, in whole or in part, in securities of equivalent value.  The Company does not expect that it will distribute securities as payment for repurchased Shares except in unusual circumstances, such as in the event that:

(i)                                     making a cash payment would result in a material adverse effect on the Company or on Members not requesting that their Shares be repurchased; or

(ii)                                  the Company has received distributions from Underlying Funds in the form of securities that are able to be transferred to the Members.

(m)                               In the event that the Company makes such a distribution of securities as payment for Shares, Members shall bear any risks of the distributed securities and may be required to pay a brokerage commission or other costs in order to dispose of such securities.

(n)                                 The Company may maintain cash or borrow money to satisfy its repurchase obligations.

5.3                                 Mandatory Repurchases.  The Board may cause the Company to repurchase the Shares of a Member or of any person acquiring such Shares from or through a Member in the event that the Board determines or has reason to believe that, among other things:

(a)                                  all or part of such Shares have been transferred or such Shares have vested in any person by operation of law as a result of the death, dissolution, bankruptcy or incompetency of a Member;

(b)                                 ownership of such Shares by such Member or other person will cause the Company to be in violation of, or subject the Company or any Member to additional registration or regulation under the securities, commodities, or other laws of the U.S. or any other relevant jurisdiction;

(c)                                  continued ownership of such Shares may be harmful or injurious to the business or reputation of the Company, or may subject the Company or any Members to an undue risk of adverse tax or other fiscal consequences;

(d)                                 any representation or warranty made by a Member in connection with the acquisition of its Shares was not true when made or has ceased to be true; or

(e)                                  it would be in the best interests of the Company for the Company to cause a mandatory repurchase of such Shares.

ARTICLE VI
VALUATION

6.1                                 Valuation Calculation.  Valuation of the Company’s assets and Share price will be determined in the following manner:

(a)                                  the value of the Company’s assets shall be calculated once each Business Day as of the regularly scheduled close of normal trading on the NYSE (normally, 4:00 p.m., Eastern Time). If the NYSE closes early, such as on days in advance of holidays generally observed by the NYSE, the Company will calculate Net Asset Value as of such earlier closing time.  The Net Asset Value of the Company will be equivalent to its assets less its liabilities valued on the basis of market quotations where available and otherwise in accordance with the policies and procedures as defined specifically in the Company’s “Valuation Policy” adopted by the Board. The Net Asset Value shall be calculated in accordance with GAAP.  However, if the Board determines that GAAP does not fairly represent the fair value of any asset of the Company, the Board may value such asset as it may reasonably determine and shall set forth the basis for any such valuation in writing in the records of the Company.  All values assigned to the assets of the Company pursuant to this Section 6.1 shall be binding and conclusive as to all parties; and

(b)                                 the valuation of all, or some, of the Company’s assets may be suspended by the Board, at its discretion, subject to the Company’s Valuation Policy.

6.2                                 Reserves.  Liabilities of the Company shall be determined in accordance with GAAP.  The Board, in its sole discretion, may from time to time provide reserves for liabilities and expenses where the amounts of such items are not known and no accrual under GAAP would be required.

ARTICLE VII
SHARES

7.1                                 General.

(a)                                  The number of the Company’s authorized Shares and the number of Shares that may be issued is unlimited, and, subject to Section 3.4 hereof and Section 7.2(c) hereof, the Board may issue Shares for such consideration and on such terms as they may determine (or for no consideration if pursuant to a Share dividend or split-up), or may reduce the number of issued Shares in proportion to the relative net asset value of the Shares then outstanding, all without action or approval of the Members. All such Shares shall have $1.00 par value per Share.  All Shares when so issued on the terms determined by the Directors shall be fully paid and non-assessable.  The Board may hold on behalf of the Company any Shares reacquired by the Company, reissue such Shares for such consideration and on such terms as they may determine, or cancel such Shares, at their discretion from time to time.

(b)                                 Any Adviser or Director, Officer or other agent of the Company, and any organization in which any such person is interested may acquire, own, hold and dispose of Shares to the same extent as if such person were not a Director, Officer or other agent of the Company; and the Company may issue and sell or cause to be issued and sold and may purchase Shares from any such person or any such organization subject only to the limitations, restrictions or other provisions applicable to the sale or purchase of Shares generally.

(c)                                  Shares shall not be represented by certificates, but only by notation on the Share records of the Company, as kept by the Company or by any transfer or similar agent, as the case may be.  The Share records, whether maintained by the Company or any transfer or similar agent, as the case may be, shall be conclusive as to who are the holders of Shares and as to the number of Shares held from time to time by each such person.

7.2                                 Rights and Liabilities with respect to Shares.

(a)                                  All consideration received by the Company for the issue or sale of Shares, together with all assets in which such consideration is invested or reinvested, all income, earnings, profits, and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall irrevocably belong to all Members generally and not to the account of any particular Member, subject only to the rights of creditors, and shall be so recorded upon the books and records of the Company.

(b)                                 The liabilities, expenses, costs and charges (including any reserves as may be established from time to time) attributable to the Shares shall be charged and allocated to such Shares generally and not to the account of any particular Member and shall be so recorded upon the books and records of the Company.

(c)                                  Dividends and distributions on Shares may be paid to the Members, pursuant to Section 8.1 herein.

(d)                                 In the event of the liquidation or dissolution of the Company, the Members shall be entitled to receive assets of the Company as set out in this Section 7.2.  Upon the liquidation or dissolution of the Company, the Board shall make provisions for the satisfaction (whether by payment or the making of reasonable provision for payment thereof) of all of the Company’s outstanding obligations, taxes and other liabilities, accrued or contingent in accordance with the Act.  Any remaining assets (which may, in the discretion of the Board, include assets distributed in-kind valued at their date of distribution in accordance with Section 6.1(a) hereof) shall be distributed among the Members in proportion to the relative number of Shares held by such persons.

(e)                                  Shares shall be transferable only in accordance with Article IV hereof.

(f)                                    Except as provided herein, each Share shall represent an equal proportionate interest in the Company, and each Share shall be equal with respect to Net Asset Value per Share as against each other Share of the Company.  The rights attaching to all Shares shall be identical as to right of redemption or repurchase, dividends and other distributions (whether or not on liquidation), and voting rights (the vote attaching to each Share or fraction thereof being equal to the dollar value of the same as of the record date for any such vote).  The Board may from time to time divide or combine the Shares into a greater or lesser number of Shares provided that such division or combination does not change the proportionate interest in the Company of any Member or in any way affect the rights of Shares.

(g)           The Board may accept investments in the Company by way of Share purchase, from such persons, on such terms (including minimum purchase amounts) and for such consideration, not inconsistent with the provisions of the Investment Company Act, as they from time to time authorize or determine.  The Board may authorize any distributor, principal underwriter, custodian, transfer agent or other person to accept orders for the purchase or sale of Shares that conform to such authorized terms and to reject any purchase or sale orders for Shares whether or not conforming to such authorized terms.

(h)           Any fractional Share, if outstanding, shall carry proportionately all the rights and obligations of a whole Share, including those rights and obligations with respect to voting, receipt of dividends and distributions, redemption of Shares, and liquidation of the Company.  Fractions of Shares shall be calculated to three decimal points.

ARTICLE VIII
DISTRIBUTIONS, WITHHOLDING AND DIVIDEND REINVESTMENT PLAN

8.1           Distributions.  The Company shall distribute all or a portion of any dividends or investment income it earns on investments to Members as of the last calendar day of each fiscal quarter (each, a “Quarterly Distribution”). In addition to Quarterly Distributions, the Company will make regular distributions to the Members of all or a portion of capital gains distributed to the Company by the Underlying Funds and capital gains earned by the Company from the disposition of an Underlying Fund, together with any dividends or interest income earned from such investments (each, a “Periodic Distribution” and, together with Quarterly Distributions, the “Distributions”). All Distributions shall be made to each Member pro rata based on the number of Shares held by such Member and will be net of Company expenses.  Any dividend or distribution paid in Shares will be paid at the Net Asset Value thereof as determined in accordance with Section 6.1(a) hereof. The Company may make distributions as determined by the Board from time to time in accordance with this Agreement; provided, however, that no distribution shall be declared and paid unless, after the distribution is made, the assets of the Company are in excess of the liabilities of the Company and such distribution does not violate the Act or other applicable law. Notwithstanding any provision to the contrary contained in this Agreement, the Board shall not be permitted to make a distribution to the Members on account of their interest in the Company if such distribution would violate the Act or any other applicable law.

8.2           Distribution Election; Dividend Reinvestment Plan.

(a)           Unless a Member makes a Distribution Election in accordance with the Company’s Dividend Reinvestment Policy, all Distributions shall be reinvested in full and fractional Shares at the Net Asset Value per Share next determined on the payable date of such Distributions.  Any such Shares shall be registered in the name of such Member.

(b)           If a Member has made a Distribution Election, the Company may make Distributions in a combination of cash and Shares. Any such Shares shall be registered in the name of such Member and any such cash payment shall be mailed as soon as practicable after the last calendar day of each calendar quarter in which Distributions are declared. The Company may distribute Shares to a Member that has made a Distribution Election only to the extent that the Board has determined that such distribution of Shares will be treated as a distribution of property for purposes of section 301 of the Code. No interest shall accrue on amounts represented by uncashed Distributions checks.

(c)           A Member may make a Distribution Election on a quarterly basis by written request to the Company or such Member’s broker/dealer, who will inform the Company of such Member’s Distribution Election.

(d)           The Company shall be entitled to withhold or cause to be withheld from each Member’s distribution from the Company such amounts on account of taxes or similar charges, if any, as are required by applicable law.  Each Member shall furnish to the Company from time to time all such information as is required by applicable law or otherwise reasonably requested by the Company (including certificates in the form prescribed by the Code or Treasury Regulations thereunder or applicable state, local or foreign law) to permit the Company to ascertain whether and in what amount withholding is required in respect of such Member.

(e)           The Company may make additional distributions to Members at such times and in such amounts as the Board determines are necessary or appropriate in connection with the Company’s qualification as a regulated investment company for federal income tax purposes, to reduce or eliminate the Company’s investment company taxable income for federal income tax purposes, or to reduce or avoid the imposition of any excise tax on the Company.

ARTICLE IX
OTHER FISCAL MATTERS

9.1           Deposits.  All funds of the Company shall be deposited in an account or accounts in such banks, trust companies or other depositories as the Board may select.

9.2           Financial Records.  All financial records shall be maintained and reported using GAAP.

9.3           Fiscal Year.  The fiscal year of the Company shall end on the last day of March each year, unless otherwise determined by the Board.

9.4           Agreements, Consents, Checks, Etc.  All agreements, consents, checks, drafts or other orders for the payment of money, and all notes or other evidences of indebtedness issued in the name of the Company shall be signed by those persons authorized from time to time by the Board.

9.5           Transactions with the Members.  Except as provided in the Act, the Members may lend money to, borrow money from, act as surety, guarantor or endorser for, guarantee or assume one or more obligations of, provide collateral for, and transact other business with the Company and have the same rights and obligations with respect to any such matter as a person who is not a Member.

9.6           Entity Classification Election.  The Company shall execute and file a U.S. Internal Revenue Service Form 8832 electing to classify the Company as a corporation for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3 as of a date no later than the date hereof, and each Officer of the Company and each Director is hereby authorized to execute and file such Form 8832 for all of the Members.  The Company is hereby authorized to execute and file for all of the Members any comparable form or document required by any applicable United States state or local income or similar tax law for the Company to be classified as a corporation under such tax law.

9.7           Corporate Form.  The Company may convert to another Delaware business entity in accordance with the Act upon the approval of the Members representing a majority of the outstanding voting securities of the Company.

ARTICLE X
DISSOLUTION

10.1         Dissolution.

(a)           The Company shall be dissolved and its affairs wound-up upon the occurrence of any of the following events:

(i)            any event which would make it unlawful to continue the existence of the Company; or

(ii)           the Board determines to dissolve the Company upon thirty (30) calendar days’ prior written notice to the Members.

(b)           Upon the dissolution of the Company, the Board shall promptly notify the Members of such dissolution.

(c)           Upon dissolution of the Company, he Board shall, at any time during the ninety (90) calendar day period following completion of a final audit of the Company’s books and records, make distributions out of Company assets in the following manner and order:

(i)            to payment and discharge of the claims of all creditors of the Company who are not Members;

(ii)           to payment and discharge of the claims of Member creditors of the Company pro rata based on the respective amounts of their claims; and

(iii)          to each Member in proportion to number of Shares held by such Member.

(d)           The Board shall furnish each of the Members with a statement prepared by the Company’s accountants setting forth the assets and liabilities of the Company as of the date of completion of the dissolution and liquidation as herein provided. Such statement shall also schedule the receipts and disbursements made with respect to the dissolution and liquidation under this Agreement.

(e)           Upon the completion of dissolution in accordance with the terms hereof, the Company shall terminate and a Certificate of Cancellation of the Company or such other document or documents as may be required by the Act for such purpose shall be filed, whereupon the Company will cease to exist in all respects.

(f)            Members and former Members shall look solely to the Company’s assets for any payment in respect of their Shares, and if the assets of the Company remaining after payment of or due provisions for all debts, liabilities and obligations of the Company are insufficient to make any payment in respect of Shares, the Members and former Members shall have no recourse against the Company or any other Member.

ARTICLE XI
SPECIAL POWER OF ATTORNEY

11.1         Granting of Power.  The Members hereby grant to each Director and each Officer, with full power of substitution, and resubstitution, a special power of attorney which constitutes and appoints each Director and each Officer as an attorney-in-fact for the Members, with power and authority to each Director and each Officer to act in the name and on behalf, of the Members to make, execute, consent to, acknowledge, and swear to, in the execution, acknowledgment, and filing of documents, which shall include, by way of illustration but not of limitation, the following:

(a)           This Agreement, the Certificate, as well as any amendments to or restatements of the foregoing which are in accordance with the terms of this Agreement and which, under the laws of the State of Delaware or under the applicable laws of any other jurisdiction, are deemed by the Board to be necessary, required, advisable or desirable to be filed;

(b)           Any other instrument, certificate, or document which may be required or deemed advisable to be filed by the Company or the Board under the laws of the State of Delaware or under the applicable laws of any other jurisdiction to the extent that the Board deems such filing to be necessary, required, advisable or desirable;

(c)           Any and all amendments, restatements or modifications of the instruments described in the preceding paragraphs (a) and (b);

(d)           Any document which may be required to effectuate the continuation of the Company, the admission of additional or substituted Members in accordance with the terms of this Agreement, or the reduction, dissolution, termination or extension of the Company (provided such continuation, admission, reduction, dissolution, termination or extension is in accordance with the terms of this Agreement) or to reflect any reductions in the number of Shares;

(e)           Any administrative or clarifying amendments or modifications of this Agreement, the Certificate or any other instrument deemed necessary or desirable by the Board to effectuate the terms and provisions of this Agreement; and

(f)            Any instrument, certificate or document which the Board deems necessary, required, advisable or desirable to comply with the terms and provisions of Article XII of this Agreement.

11.2         Extent of Power.  The special power of attorney granted by the Members:

(a)           Is a special power of attorney coupled with an interest, is irrevocable and shall survive and not be affected by the subsequent death or incapacity of the granting Members;

(b)           Shall survive the delivery of a  transfer by any Member of the whole or any portion of his interest; except that where the transferee thereof has been admitted to the Company as a Subsequent Member, it shall survive the delivery of such transfer for the sole purpose of enabling the Board or any Officer to execute, acknowledge and file any instrument necessary to effectuation such transfer.

ARTICLE XII
MISCELLANEOUS

12.1         Amendments.

(a)           Except as otherwise provided in this Section 12.1, this Agreement may be amended, in whole or in part, with:  (i) the approval of a majority of the Board (including the approval of a majority of the Independent Directors, if required by the Investment Company Act) and (ii) if required by the Investment Company Act, the approval of the Members by such vote as is required by the Investment Company Act.

(b)           Any amendment that would:

(i)            increase the obligation of a Member to make any contribution to the capital of the Company;

(ii)           reduce the rights attaching to the Shares held by any person as against the rights attaching to the Shares held by any other person; or

(iii)          modify the events causing the dissolution of the Company;

may be made only if (1) the written consent of each Member adversely affected thereby is obtained prior to the effectiveness thereof or (2) such amendment does not become effective until (A) each Member has received written notice of such amendment and (B) any Member objecting to such amendment has been afforded a reasonable opportunity (pursuant to such procedures as may be prescribed by the Board) to tender all of such person’s Shares for repurchase by the Company.

(c)           The power of the Board to amend this Agreement at any time without the consent of the Members in accordance with paragraph (a) of this Section 12.1 shall specifically include the power to:

(i)            restate this Agreement together with any amendments hereto that have been duly adopted in accordance herewith to incorporate such amendments in a single, integrated document;

(ii)           amend this Agreement (other than with respect to the matters set forth in Section 12.1(b) hereof) to effect compliance with any applicable law or regulation, including, but not limited to, the requirements, or to reflect any relaxation of such requirements in the future, of any U.S. banking laws, or any regulations, guidelines or policies or interpretations of the banking regulatory agencies or the staffs thereof, or to cure any ambiguity or to correct or supplement any provision hereof that may be inconsistent with any other provision hereof; and

(iii)          amend this Agreement, taking due consideration of the interests of the Members as a whole, to make such changes as may be necessary or advisable to ensure that the Company maintains its then-current federal tax treatment.

(d)           No amendment to this Agreement will be valid to the extent such amendment was not approved in accordance with the provisions of the Investment Company Act.

12.2         Confidentiality.

(a)           A Member may obtain from the Company such information regarding the affairs of the Company as is just and reasonable under the Act, subject to reasonable standards (including standards governing what information and documents are to be furnished, at what time and location and at whose expense) established by the Board.

(b)           Each Member covenants that, except as required by applicable law or any regulatory body, it will not divulge, furnish or make accessible to any other person the name and/or address (whether business, residence or mailing) of any Member (collectively, “Confidential Information”) without the prior written consent of the Board, which consent may be granted or withheld in its sole and absolute discretion.

(c)           Each Member recognizes that in the event that this Section 12.2 is breached by any Member or any of its principals, partners, shareholders, directors, officers, employees or agents or any of its affiliates, including any of such affiliates’ principals, partners, shareholders, directors, officers, employees or agents, irreparable injury may result to the non-breaching Members and the Company.  Accordingly, in addition to any and all other remedies at law or in equity to which the non-breaching Members and the Company may be entitled, it is the intent of the parties that such Members and the Company shall also have the right to obtain equitable relief, including, without limitation, injunctive relief, to prevent any disclosure of Confidential Information, plus reasonable attorneys’ fees and other litigation expenses incurred in connection therewith.  In the event that any non-breaching Member or the Company determines that any of the other Members or any of its principals, partners, shareholders, directors, officers, employees or agents or any of its affiliates, including any of such affiliates’

principals, partners, shareholders, directors, officers, employees or agents should be enjoined from or required to take any action to prevent the disclosure of Confidential Information, each of the other non-breaching Members agrees to pursue in a court of appropriate jurisdiction such injunctive relief.

12.3         Applicability of Investment Company Act.  The parties hereto acknowledge that this Agreement is not intended to, and does not, set forth the substantive provisions contained in the Investment Company Act and the Form N-2 that affect numerous aspects of the conduct of the Company’s business and of the rights, privileges and obligations of the Members.  Each provision of this Agreement shall be subject to and interpreted in a manner consistent with the applicable provisions of the Investment Company Act and the Form N-2.

12.4         Binding Effect.  Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

12.5         Construction.  The Board shall have the full power and authority to construe and interpret this Agreement.

12.6         Headings.  Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

12.7         Severability.  Every provision of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

12.8         Variation of Pronouns.  All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

12.9         Governing Law.  The laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Members, without regard to the principles of conflicts of laws.

12.10       Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof.

12.11       Counterparts.   This Agreement may be executed in several counterparts with the same effect as if all parties thereto had signed the same document provided that the several counterparts, in the aggregate shall have been signed by all of the Members.  All such counterparts shall be construed together and shall constitute one Agreement binding upon all the parties thereto.

12.12       Notices.  To be effective, unless otherwise specified in this Agreement, all notices, and other communications under this Agreement must be in writing and shall be deemed given (a) three days after depositing the same in the Untied States mail, provided that any notice to a Director shall be effective only if and when received by such Director, (b) upon delivering the same in person and receiving a signed receipt therefore, (c) one day after sending the same by a recognized overnight delivery service or (d) when sent by telecopy.  For purposes of all notices and other communications under this Agreement, the addresses of the Members shall be as set forth on the books and records of the Company. Members may designate a different address to which notices or demands shall thereafter be directed and such designation shall be made by written notices or demands shall thereafter be directed and such designation shall be made by written notice given in the manner hereinabove required.

12.13       Waiver of Terms and Conditions.  Any waiver as to any of the terms or conditions of this Agreement in one instance shall not operate as a waiver of the same terms and conditions or prevent the enforcement of any of the terms and conditions hereof in any other instance.

12.14       Litigation.  The Board shall prosecute and defend such actions at law or in equity as may be necessary in its sole discretion to enforce or protect the interests of the Company.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day first above set forth.

MEMBERS:

VERSUS CAPITAL ADVISORS LLC

By: Versus Capital Advisors Group LLC

By:
Name: Mark D. Quam
Title: Chief Executive Officer

EXHIBIT A

OFFICERS

OF

VERSUS GLOBAL MULTI-MANAGER REAL ESTATE INCOME FUND LLC

Name	Office
Mark D. Quam	Chief Executive Officer
William R. Fuhs, Jr.	Chief Financial Officer
Casey Frazier	Chief Investment Officer
John Gordon	Treasurer and Chief Compliance Officer
Crystal Daniels	Secretary

Schedule A

Members

Name	Address	Capital Contribution
Versus Capital Advisors LLC	9780 Mount Pyramid Court Suite 400 Englewood, Colorado 80112